SECREATARY OF STATE
                                STATE OF NEVADA

                               CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that CASINO RATED PLAYERS, INC. did on July 13, 2004 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on July 13, 2004.

/S/ Dean Heller
DEAN HELLER
Secretary of State

By  /s/
Certification Clerk

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